Exhibit 99.1

I-many, Inc.

Consolidated Statements of Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months (Quarter) ended
	3/31/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005	3/31/2006	6/30/2006	9/30/2006	12/31/2006	3/31/2007
Net Revenues:
Recurring	$2,900	$2,895	$2,982	$3,131	$3,108	$3,401	$3,500	$3,636	$3,780	$3,876	$4,082	$4,115	$4,425
Services	3,622	4,220	3,966	3,524	3,887	3,708	3,222	2,796	2,749	3,003	2,945	3,427	2,988
License	4,908	1,040	2,359	2,866	1,939	1,257	328	1,794	1,089	16	444	49	940

Total net revenues	11,430	8,155	9,307	9,521	8,934	8,366	7,050	8,226	7,618	6,895	7,471	7,591	8,353

Operating expenses:
Cost of recurring revenue	1,030	967	973	1,006	1,053	1,200	1,262	1,295	1,447	1,621	1,643	1,640	1,651
Cost of services revenue	2,771	3,067	2,720	2,573	2,739	2,691	2,420	2,104	2,370	2,473	2,861	2,885	2,956
Cost of third-party technology	101	33	95	229	10	78	206	226	77	40	128	24	76
Amortization of acquired intangible assets	331	378	378	378	355	343	343	343	343	47	46	46	46
Sales and marketing	2,231	2,140	1,964	2,685	2,039	2,177	1,961	2,449	2,073	2,580	2,001	2,669	2,315
Research and development	3,510	2,610	2,759	2,995	3,046	2,886	2,795	2,540	2,978	3,163	3,258	3,186	4,304
General and administrative	1,665	1,188	1,068	1,631	1,144	1,149	1,320	1,206	1,313	1,364	1,376	1,396	1,452
Depreciation	211	220	233	253	180	207	204	205	171	190	218	245	188
In-process research and development	0	290	0	0	0	0	0	0	0	0	0	0	0
Restructuring and other charge (credits)	1,147	162	62	(25)	(27)	(6)	8	15	8	36	24	35	62

Total operating expenses	12,997	11,055	10,252	11,725	10,539	10,725	10,519	10,383	10,780	11,514	11,555	12,126	13,050

Loss from operations	(1,567)	(2,900)	(945)	(2,204)	(1,605)	(2,359)	(3,469)	(2,157)	(3,162)	(4,619)	(4,084)	(4,535)	(4,697)

Other income, net	31	29	107	77	31	41	110	103	132	142	143	168	175

Loss before income taxes	(1,536)	(2,871)	(838)	(2,127)	(1,574)	(2,318)	(3,359)	(2,054)	(3,030)	(4,477)	(3,941)	(4,367)	(4,522)

Benefit from income taxes	0	0	(82)	0	0	0	0	0	0	0	0	0	0

Net loss	$(1,536)	$(2,871)	$(756)	$(2,127)	$(1,574)	$(2,318)	$(3,359)	$(2,054)	$(3,030)	$(4,477)	$(3,941)	$(4,367)	$(4,522)

Basic and diluted net loss per common share	$(0.04)	$(0.07)	$(0.02)	$(0.05)	$(0.04)	$(0.05)	$(0.07)	$(0.04)	$(0.06)	$(0.09)	$(0.08)	$(0.09)	$(0.09)

Weighted average shares outstanding:	40,652	41,000	41,575	42,241	42,863	43,637	45,348	46,340	46,676	47,152	47,457	49,841	51,465